Exhibit 99.1

Storage Technology Corporation            303 673.5020 phone
One StorageTek Drive
Louisville, CO 80028-4130

NEWS RELEASE

Contact:	Karla Kimrey
Vice President, Investor Relations
303.673.5020
ask_stk@storagetek.com

STORAGETEK ANNOUNCES SIGNIFICANTLY
HIGHER-THAN-ANTICIPATED FOURTH QUARTER FINANCIAL RESULTS

LOUISVILLE, Colo., January 12, 2004 – StorageTek® (Storage Technology Corp., NYSE:STK) today announced that it expects fourth quarter 2003 financial results to be stronger than anticipated. Fourth quarter 2003 total revenue is expected to be in excess of $650 million and earnings per share for the fourth quarter are anticipated to be in excess of $0.55 per diluted share.

Patrick J. Martin, StorageTek chairman, president and chief executive officer, said, “We are excited about the robust financial performance that we delivered this quarter. Our Information Lifecycle Management strategy is clearly resonating well with customers as we continue to deliver comprehensive storage solutions to solve business problems. We are pleased that we saw strength in both our storage products and services, particularly in our Automated Tape Solutions. We look forward to providing additional color on our fourth quarter and full-year 2003 results during our earnings call on January 22.”

About StorageTek

StorageTek (Storage Technology Corp., NYSE:STK), a $2 billion worldwide company with headquarters in Louisville, Colo., delivers a broad range of storage solutions that are easy to manage, that integrate well with existing infrastructures, and that allow universal access to data across servers, media types and networks. StorageTek provides practical and safe storage solutions in disk, networking, tape and tape automation, and services. StorageTek is a voting member of the SNIA. For more information, see www.storagetek.com, or call 1.800.786.7835.

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STORAGETEK PRE-ANNOUNCES Q4 FINANCIAL RESULTS            2-2-2/

Forward-Looking Statements

Certain statements, projections and forecasts contained herein regarding StorageTek’s future performance and financial results, future products, and business plans constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” and “believes.” There are a number of risks and uncertainties that could cause StorageTek’s actual results to differ materially.

Some of these risks and uncertainties include, but are not limited to, StorageTek’s ability to develop, manufacture and market new products and services successfully; the effect of product mix and distribution channel mix on our gross margins; our ability to execute our Information Lifecycle Management™ strategy; competitive pricing pressures; rapid technological changes in the markets in which we compete; our ability to attract and retain highly skilled employees; our ability to protect and develop intellectual property rights; our reliance on certain sole source suppliers; our ability to obtain quality parts and components in a timely manner; general economic conditions in the United States and globally; and other risks described in StorageTek’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that are filed with the Securities and Exchange Commission and which are available on the SEC’s website